Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$4,556,000.00	$528.04

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

September 2017 Pricing Supplement Registration Statement No. 333-202524 Dated September 8, 2017 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

$4,556,000 Enhanced Trigger Jump Securities Based on the Worst Performing of the EURO STOXX 50® Index and the Nikkei 225 Index due March 11, 2021

Principal at Risk Securities

The Enhanced Trigger Jump Securities, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the worst performing underlying index. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying indices” herein. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, if the final level of each underlying index on the valuation date is greater than or equal to its trigger level (75% of its initial level), you will receive, in addition to the principal amount, a positive return on the securities equal to the greater of (1) the upside payment and (2) the product of (a) the stated principal amount of $10 and (b) the index performance factor of the worst performing underlying index (as each term is defined below). The upside payment equals $2.44 per security (24.40% of the principal amount). However, if the final level of any underlying index is less than its trigger level, you will receive a payment that is significantly less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final level of the worst performing underlying index from its initial level. Under these circumstances, the payment at maturity will be less than $7.50 per $10 stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal based on the worst performing of two underlying indices and forgo current income in exchange for the upside payment that applies to a limited range of the performance of the worst performing underlying index. Because the payment at maturity on the securities is based on the worst performing of two underlying indices, a decline in any underlying index’s final level to below 75% of its respective initial level will result in a significant loss on your investment, even if the other underlying index has appreciated or has not declined as much. Any payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc.
Underlying indices:		EURO STOXX 50® Index (Bloomberg symbol: SX5E) (the “SX5E”) and Nikkei 225 Index (Bloomberg symbol: NKY) (the “NKY”) (each, an “underlying index”)
Aggregate principal amount:		$4,556,000
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		September 8, 2017
Original issue date:		September 13, 2017
Maturity date:		March 11, 2021, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Payment at maturity (per security):

•    If the final level of each underlying index is greater than or equal to its trigger level: $10 + the greater of (1) the upside payment and (2) the product of (a) $10 and (b) the index performance factor of the worst performing underlying index

•    If the final level of any underlying index is less than its trigger level: $10 + the product of (a) $10 and (b) the index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be less than $7.50 per $10 stated principal amount of the securities, and could be zero. You may lose all of your investment.

Interest:		None
Upside payment:		$2.44 per security (24.40% of the stated principal amount).
Index performance factor:		With respect to each underlying index, (final level - initial level) / initial level
Worst performing underlying index:		The underlying index with the largest percentage decrease or smallest percentage increase, as applicable, from its initial level to its final level.
Initial level:		3,447.69 with respect to the SX5E and 19,274.82 with respect to the NKY, each of which was its closing level on the pricing date
Final level:		With respect to each underlying index, the closing level of the underlying index on the valuation date
Trigger level:		2,585.77 with respect to the SX5E and 14,456.12 with respect to the NKY (in each case, rounded to two decimal places), each of which is 75% of its initial level
Valuation date:		March 8, 2021, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Estimated initial value:		The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:		40435G386 / US40435G3864
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information about the Enhanced Trigger Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)	$9.70
$0.05(2)
Total	$4,556,000.00	$113,900.00 $22,780.00	$4,419,320.00

(1) HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Additional Information About the Enhanced Trigger Jump Securities – Additional Provisions – Supplemental plan of distribution (conflicts of interest)” below.

(2) Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.45 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 8 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 8 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Enhanced Trigger Jump Securities Based on the Worst Performing of the EURO STOXX 50® Index and the Nikkei 225 Index due March 11, 2021

Principal at Risk Securities

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Enhanced Trigger Jump Securities” beginning on page 16 of this pricing supplement.

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC.

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Principal at Risk Securities

Investment Summary

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enhanced Trigger Jump Securities Based on the Worst Performing of the EURO STOXX 50® Index and the Nikkei 225 Index due March 11, 2021 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying indices that provides a minimum positive return of 24.40% if each underlying index has appreciated or has not depreciated by more than 25% as of the valuation date, and offers an uncapped 1-to-1 participation in any increase in the level of the worst performing underlying index if its final level is greater than its initial level by more than 24.40%.

▪	To enhance returns and potentially outperform the worst performing underlying index in a moderately bullish scenario.

▪	To obtain limited protection against the loss of principal and provide an upside return if the final level of the worst performing underlying index is less than its initial level, but only if its final level is greater than or equal to its trigger level.

The securities are exposed on a 1-to-1 basis to any percentage decline of the final level of the worst performing underlying index compared to its initial level, if such final level is below its trigger level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Five years
Payment at maturity:

•    If the final level of each underlying index is greater than or equal to its trigger level: $10 + the greater of (1) the upside payment and (2) the product of (a) $10 and (b) the index performance factor of the worst performing underlying index

•    If the final level of any underlying index is less than its trigger level: $10 + the product of (a) $10 and (b) the index performance factor of the worst performing underlying index

Upside payment:	$2.44 per security (24.40% of the stated principal amount).
Trigger level:	2,585.77 with respect to the SX5E and 14,456.12 with respect to the NKY (in each case, rounded to two decimal places), each of which is 75% of its initial level
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

This 5-year investment does not pay interest but offers a positive return of 24.40% if the final level of each underlying index on the valuation date is greater than or equal to its trigger level. However, if the final level of any underlying index is less than its trigger level, the payment at maturity will be less than $7.50 per $10 stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	The final level of each underlying index is greater than or equal to its trigger level. In this scenario, we will pay $10 plus the greater of (1) the upside payment and (2) the product of (a) $10 and (b) the index performance factor of the worst performing underlying index. The upside payment is $2.44 per security (24.40% of the stated principal amount).
Downside Scenario	The final level of any underlying index is less than its trigger level. In this scenario, we will pay less than the stated principal amount of $10 per security by an amount proportionate to the decrease in the level of the worst performing underlying index from its initial level (e.g., a 50% depreciation in the worst performing underlying index will result in the payment at maturity of $5 per security). There is no minimum payment at maturity, and you could lose your entire investment.

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Principal at Risk Securities

How the Enhanced Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the worst performing underlying index. The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.44 (24.40% of the stated principal amount).
Trigger level:	With respect to each underlying index, 75% of its initial level
Minimum payment at maturity:	None

Enhanced Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final level of each underlying index is greater than or equal to its trigger level, the payment at maturity on the securities is $10 plus the greater of (1) the upside payment and (2) the product of (a) $10 and (b) the index performance factor of the worst performing underlying index. Under the terms of the securities, an investor would receive a payment at maturity equal to $12.44 per security if the final level of the worst performing underlying index is greater than its initial level by no more than 24.40%, and would receive $10 plus an amount that represents a 1-to-1 participation in any increase in the level of the worst performing underlying index if its final level is greater than its initial level by more than 24.40%.

▪	Downside Scenario: If the final level of any underlying index is less than its trigger level, the payment at maturity will be significantly less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage decrease in the final level of the worst performing underlying index from its initial level. For example, if the worst performing underlying index decreased by 50%, the payment at maturity would be $5.00 per security (50% of the stated principal amount). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

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Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial levels and trigger levels are set forth on the cover page of this document.

Stated principal amount:	$10 per security
Hypothetical initial levels:	With respect to the SX5E: 20,000 With respect to the NKY: 2,200
Hypothetical trigger levels:	With respect to the SX5E: 15,000, which is 75% of its hypothetical initial level With respect to the NKY: 1,650, which is 75% of its hypothetical initial level
Upside payment:	$2.44 (24.40% of the stated principal amount).
Interest:	None

EXAMPLE 1: Both underlying indices appreciate substantially. The payment at maturity on the securities is $10 plus the greater of (1) the upside payment and (2) the product of (a) $10 and (b) the index performance factor of the worst performing underlying index.  In this example, $10 multiplied by the index performance factor of the worst performing underlying index is greater than the upside payment, so investors therefore receive the stated principal amount plus the product of (a) $10 and (b) the index performance factor of the worst performing underlying index.

Final level		SX5E: 34,000 NKY: 3,960

Index performance factor		SX5E: (34,000 – 20,000) / 20,000 = 70% NKY: (3,960 – 2,200) / 2,200 = 80%

Payment at maturity	=	$10 + the product of (a) $10 and (b) the index performance factor of the worst performing underlying index
	=	$10 + $7.00
	=	$17.00

In example 1, the final level for the SX5E has increased from its initial level by 70% and the final level for the NKY has increased from its initial level by 80%. Because the final level of each underlying index is above its respective trigger level, and the index performance factor of the worst performing underlying index, the SX5E, is greater than the upside payment, investors receive at maturity the stated principal amount plus the product of (a) $10 and (b) the index performance factor of the worst performing underlying index. Investors receive $17.00 per security at maturity and participate in the appreciation of the worst performing underlying index.

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Principal at Risk Securities

EXAMPLE 2: The final levels of both underlying indices are less than their initial levels, but all are at or above their respective trigger levels. In this example, the upside payment is greater than $10 multiplied by the index performance factor of the worst performing underlying index, so investors therefore receive the stated principal amount plus the upside payment.

Final level		SX5E: 16,000 NKY: 1,870

Index performance factor		SX5E: (16,000 – 20,000) / 20,000 = -20% NKY: (1,870 – 2,200) / 2,200 = -15%

Payment at maturity	=	$10 + upside payment
	=	$10 + $2.44
	=	$12.44

In example 2, the final level for the SX5E has decreased from its initial level by 20% and the final level for the NKY has decreased from its initial level by 15%. Because the final level of each underlying index is at or above its respective trigger level, investors receive at maturity the stated principal amount plus the upside payment of $2.44. Although both underlying indices have depreciated, investors receive $12.44 per security at maturity.

EXAMPLE 3: The final level of one of the underlying indices is less than its respective trigger level. Investors are therefore exposed to the negative performance of the worst performing underlying index, and lose 1% for every 1% decline of the final level of the worst performing underlying index compared to its initial level.

Final level		SX5E: 10,000 NKY: 2,640

Index performance factor		SX5E: (10,000 – 20,000) / 20,000 = -50% NKY: (2,640 – 2,200) / 2,200 = 20%

Payment at maturity	=	$10 + ($10 × the index performance factor of the worst performing underlying index)
	=	$10 + ($10 × -50%)
	=	$5.00

In example 3, the final level for the SX5E has decreased from its initial level by 50% and the final level for the NKY has increased from its initial level by 20%. Because one of the underlying indices has declined below its respective trigger level, investors do not receive the upside payment and are exposed to the negative performance of the SX5E, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% for every 1% decline of the final level of the worst performing underlying index compared to its initial level. In this example, investors receive a payment at maturity equal to $5.00 per security, resulting in a loss of 50%.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in the final level of any underlying index to below its respective trigger level will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose all of your investment in the securities.

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Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪	You seek an investment with a leveraged positive return linked to the worst performing underlying index and you believe each underlying index will increase or decrease only moderately.

▪	You are willing to invest in the securities based on the upside payment of 24.40%.

▪	You are willing to risk your principal based on the worst performing of two underlying indices.

▪	You are willing to make an investment that is exposed to any percentage decline of the final level of the worst performing underlying index compared to its initial level, if such final level is below its trigger level.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying indices.

▪	You do not seek current income from your investment.

▪	You do not seek an investment for which there is an active secondary market.

▪	You are willing to hold the securities to maturity.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪	You believe the final level of any underlying index will be less than its trigger level.

▪	You are unwilling to invest in the securities based on the upside payment of 24.40%.

▪	You are unwilling to risk your principal based on the worst performing of two underlying indices.

▪	You are unwilling to make an investment that is exposed to any percentage decline of the final level of the worst performing underlying index compared to its initial level, if such final level is below its trigger level.

▪	You seek an investment that provides full return of principal.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You prefer to receive the dividends or other distributions paid on the stocks included in the underlying indices.

▪	You seek current income from your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You are unable or unwilling to hold the securities to maturity.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 in the accompanying prospectus supplement and on page S-1 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in the underlying indices. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections of the Equity Index Underlying Supplement:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any of the principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash based on the final level of the worst performing underlying index. If the final level of any underlying index is less than its trigger level, you will receive for each security that you hold a payment at maturity that is significantly less than the stated principal amount of each security by an amount proportionate to the decrease in the final level of the worst performing underlying index compared to its initial level, and in this scenario, you will lose a significant portion or all of your investment. You may lose up to 100% of the stated principal amount of the securities.

▪	The market price of the securities will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying indices and their component securities, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the composition of the underlying indices and changes in the constituent securities of the underlying indices and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the securities included in the underlying indices. Investing in the securities is not equivalent to investing in the underlying indices or their component securities. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying indices.

▪	The amount payable on the securities is not linked to the level of an underlying index at any time other than the valuation date. The final levels will be based on the closing levels of the underlying indices on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of an underlying index increases prior to the valuation date (or does not decrease below the trigger level) but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of that underlying index prior to the valuation date. Although the actual level of an underlying index on the stated maturity date or at other times during the term of the securities may be higher than its final level, the payment at maturity will be based solely on the closing level of the worst performing underlying index on the valuation date.

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Principal at Risk Securities

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of the two underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final level of any underlying index declines to below 75% of its initial level, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the securities are linked to the performance of the worst performing of two underlying indices, you are exposed to greater risks of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With 2 underlying indices, it is more likely that one or more of the underlying indices will close below its trigger level on the valuation date than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment. Each underlying index tracks a different segment of the international equity markets, and it is possible that any or both of the underlying indices will decline during the term of the securities.

▪	The securities are linked to the SX5E and the NKY and are subject to risks associated with non-U.S. companies. As the SX5E and the NKY are the underlying indices, an investment in the securities involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in their respective home countries, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E or the NKY and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities comprising the SX5E and the NKY are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E or the NKY, and therefore the securities.

▪	Adjustments to any underlying index could adversely affect the value of the securities. The publisher of an underlying index may add, delete or substitute the securities comprising the relevant underlying index. In addition, the publisher of an underlying index may make other methodological changes that could change the level of that underlying index. Further, the publisher of an underlying index may discontinue or suspend calculation or publication of that underlying index at any time. Any such actions could affect the value of and the return on the securities.

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Principal at Risk Securities

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date may be less than the price to public. The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the underlying indices and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

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▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 12 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third party dealers have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying indices or their respective component securities), including trading in the component securities as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the component securities and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial level of an underlying index, and, therefore, the level at or above which an underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). Such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the level of an underlying index during the term of the securities, including on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates determined the initial levels and the trigger levels, and will determine the final levels of the underlying indices, including whether the level of any underlying index has decreased to below its trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level of an underlying index in the event of a discontinuance of an underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level of an underlying index, that might affect the value of your securities.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

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▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Additional Information About the Enhanced Trigger Jump Securities – Additional Provisions – Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information about the Underlying Indices

EURO STOXX 50® Index Overview

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on its daily historical official closing level from January 2, 2008 through September 8, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SX5E should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SX5E at any time, including on the valuation date.

Historical Performance of the EURO STOXX 50® Index – Daily Official Closing Levels January 2, 2008 to September 8, 2017

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Nikkei 225 Index Overview

The NKY measures the composite price performance of selected Japanese stocks and is based on 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. The 225 companies included in the NKY are divided into 6 sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

For more information about this underlying index, see “The Nikkei 225 Index” beginning on page S-30 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the NKY based on its daily historical official closing level from January 2, 2008 through September 8, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the NKY should not be taken as an indication of its future performance, and no assurance can be given as to the level of the NKY at any time, including on the valuation date.

Historical Performance of the Nikkei 225 Index – Daily Official Closing Levels January 2, 2008 to September 8, 2017

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Additional Information About the Enhanced Trigger Jump Securities

Please read this information in conjunction with the final terms set forth on the front cover of this document.

Additional Provisions
Closing level:	With respect to each underlying index, its official closing level on any scheduled trading day, as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service pages “SX5E <INDEX>” and “NKY <INDEX>”, or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP:	40435G386
ISIN:	US40435G3864
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying indices. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying indices. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying indices would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying indices is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one

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instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying indices or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying indices or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the valuation date for purposes of determining the final level of each underlying index.  If a market disruption event exists with respect to an underlying index on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities—Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-59 in the prospectus supplement.

Delivery of the securities will be made against payment for the securities on the original issue date set forth on the cover of this document, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

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Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying indices. The purchaser of the securities will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the underlying indices, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying indices or any component security included in the underlying indices or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

The equity index underlying supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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